Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated April 6, 2018, except for the effects of the stock split discussed in Note 19, as to which the date is April 26, 2018 and except for the effects of the revisions discussed in the “Additional errors identified” section in Note 1, as to which the date is November 6, 2018 relating to the financial statements and financial statement schedules which appears in the Registration Statement on Form S-1 (No. 333-228365) of AXA Equitable Holdings, Inc. We also consent to the reference to us under the heading “Experts” in the Registration Statement on Form S-1 (No. 333-228365) incorporated by reference in this Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

November 15, 2018